Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Franco-Nevada Corporation’s Registration Statement on Form S-8 of (1) our report dated March 8, 2010, relating to the consolidated financial statements of Gold Wheaton Gold Corp. for the years ended December 31, 2009 and 2008; and (2) our report dated July 27, 2011 relating to the reconciliation from Canadian generally accepted accounting principles to United States generally accepted accounting principles of Gold Wheaton Gold Corp. appearing in Franco- Nevada Corporation’s Registration Statement on Form 40-F dated August 26, 2011.

/s/ Deloitte & Touche LLP

Chartered Accountants

Vancouver, Canada

September 15, 2011